Filed Pursuant to Rule 433

Registration No. 333-165045

Issuer Free Writing Prospectus dated May 16, 2011

Relating to Preliminary Prospectus Supplement dated May 16, 2011

TEXAS INSTRUMENTS INCORPORATED

Pricing Term Sheet

Floating Rate Notes due 2013

Issuer:	Texas Instruments Incorporated (“TI”)

Principal Amount:	$1,000,000,000

Maturity:	May 15, 2013

Coupon:	Three-month USD LIBOR plus 0.18%

Price to Public:	100% of principal amount

Interest:	Interest will be payable quarterly in arrears on February 15, May 15, August 15 and November 15, commencing on August 15, 2011. Interest will be determined as set forth under “Description of the Notes—Interest on Floating Rate Notes” in the preliminary prospectus supplement dated May 16, 2011 to the prospectus dated February 24, 2010, and reset quarterly. The initial Interest Determination Date will be May 19, 2011.

Day Count Convention:	Actual Days Elapsed/360

Proceeds (before expenses) to TI:	$998,500,000

Trade Date:	May 16, 2011

Settlement Date:	May 23, 2011 (T+5)

Denominations:	$2,000 and multiples of $1,000 thereafter

CUSIP/ISIN:	882508 AS3 / US882508AS30

Ratings:	Moody’s: A1

S&P: A+

Joint Book-Running Managers:	Morgan Stanley & Co. Incorporated
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Citigroup Global Markets Inc.

0.875% Notes due 2013

Issuer:	Texas Instruments Incorporated (“TI”)

Principal Amount:	$500,000,000

Maturity:	May 15, 2013

Coupon:	0.875%

Price to Public:	99.953% of principal amount

Interest Payment Dates:	May 15 and November 15, commencing November 15, 2011

Day Count Convention:	30/360

Proceeds (before expenses) to TI:	$499,015,000

Benchmark Treasury:	0.625% due April 30, 2013

Spread to Benchmark Treasury:	37.5 basis points

Yield to Maturity:	0.899%

Benchmark Treasury Yield:	0.524%

Make-Whole Call:	At any time at a discount rate of Treasury plus 5 basis points

Special Mandatory Redemption:	At 101%, if TI’s merger with National Semiconductor Corporation has not closed by April 30, 2012, or such earlier date as the merger agreement is terminated

Trade Date:	May 16, 2011

Settlement Date:	May 23, 2011 (T+5)

Denominations:	$2,000 and multiples of $1,000 thereafter

CUSIP/ISIN:	882508 AP9 / US882508AP90

Ratings:	Moody’s: A1

S&P: A+

Joint Book-Running Managers:	Morgan Stanley & Co. Incorporated
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Citigroup Global Markets Inc.

1.375% Notes due 2014

Issuer:	Texas Instruments Incorporated (“TI”)

Principal Amount:	$1,000,000,000
Maturity:	May 15, 2014

Coupon:	1.375%

Price to Public:	99.875% of principal amount

Interest Payment Dates:	May 15 and November 15, commencing November 15, 2011

Day Count Convention:	30/360

Proceeds (before expenses) to TI:	$996,250,000

Benchmark Treasury:	1.000% due May 15, 2014

Spread to Benchmark Treasury:	50 basis points

Yield to Maturity:	1.418%

Benchmark Treasury Yield:	0.918%

Make-Whole Call:	At any time at a discount rate of Treasury plus 7.5 basis points

Special Mandatory Redemption:	At 101%, if TI’s merger with National Semiconductor Corporation has not closed by April 30, 2012, or such earlier date as the merger agreement is terminated

Trade Date:	May 16, 2011

Settlement Date:	May 23, 2011 (T+5)

Denominations:	$2,000 and multiples of $1,000 thereafter

CUSIP/ISIN:	882508 AQ7 / US882508AQ73

Ratings:	Moody’s: A1

S&P: A+

Joint Book-Running Managers:	Morgan Stanley & Co. Incorporated
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Citigroup Global Markets Inc.

2.375% Notes due 2016

Issuer:	Texas Instruments Incorporated (“TI”)

Principal Amount:	$1,000,000,000

Maturity:	May 16, 2016

Coupon:	2.375%

Price to Public:	99.893% of principal amount

Interest Payment Dates:	May 15 and November 15, commencing November 15, 2011

Day Count Convention:	30/360

Proceeds (before expenses) to TI:	$995,430,000

Benchmark Treasury:	2.000% due April 30, 2016

Spread to Benchmark Treasury:	60 basis points

Yield to Maturity:	2.398%

Benchmark Treasury Yield:	1.798%

Make-Whole Call:	At any time at a discount rate of Treasury plus 10 basis points

Special Mandatory Redemption:	At 101%, if TI’s merger with National Semiconductor Corporation has not closed by April 30, 2012, or such earlier date as the merger agreement is terminated

Trade Date:	May 16, 2011

Settlement Date:	May 23, 2011 (T+5)

Denominations:	$2,000 and multiples of $1,000 thereafter

CUSIP/ISIN:	882508 AR5 / US882508AR56

Ratings:	Moody’s: A1

S&P: A+

Joint Book-Running Managers:	Morgan Stanley & Co. Incorporated
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Citigroup Global Markets Inc.

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the notes will be made against payment therefor on or about May 23, 2011, which is the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Morgan Stanley & Co. Incorporated at 1-866-718-1649, J.P. Morgan Securities LLC at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or Citigroup Global Markets Inc. at 1-877-858-5407.

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